Exhibit 10.1

AMENDED AND RESTATED

STOCK PURCHASE AGREEMENT

This Amended and Restated Stock Purchase Agreement (the “Agreement”), dated as of November 8, 2011, is entered into by and between Million Win Investments (HK) Limited, a company organized under the laws of Hong Kong, P.R.C. (“Seller”) and Infinity Holdings, Inc., a company organized under the laws of Japan (“Purchaser”).

RECITALS

A. Seller is the owner, beneficially and of record, of 8,200,000 shares of the common stock of Your Event, Inc., a Nevada corporation (the “Company”), which shares represent 74.5% of the issued and outstanding capital stock of the Company.

B. Seller desires to sell and transfer to Purchaser and Purchaser desires to purchase from Seller, upon the terms and conditions set forth in this Agreement, all right, title and interest to 6,548,993 shares of the Company’s common stock held by Seller (the “Shares”), which shares represent 59.54% of the issued and outstanding capital stock of the Company.

C. On or about June 10, 2011, the parties entered into a stock transfer agreement (the “Stock Transfer Agreement”), wherein Seller and Purchaser agreed to a purchase and sale of the Shares. A number of the conditions were not met in the Stock Transfer Agreement, and the parties have decided to make clear the conditions to the purchase and sale of the Shares in this Agreement, which hereby supplants the terms and conditions of the Stock Transfer Agreement.

D. In connection with the sale and transfer of the Shares, the parties will work with the Company to make all necessary filings with the U.S. Securities and Exchange Commission (“SEC”).

AGREEMENT

In consideration of the mutual covenants, agreements, representations, warranties and conditions herein contained, the parties hereby agree as follows:

1. Sale and Purchase of Stock.

Subject to the terms and conditions of this Agreement, at Closing Purchaser will purchase from Seller, and Seller will sell and transfer to Purchaser, all of Seller’s rights, title and interest in the Shares, free of any lien, security interest or adverse claim of any party. This Agreement supplants the Stock Transfer Agreement.

2. Purchase Price.

The aggregate purchase price for the Shares shall be Ten Million Japanese Yen (¥10,000,000.00) (the “Purchase Price”). The Purchase Price will be paid in cash, check or by wire transfer of immediately available funds to Seller according to the wiring instructions in Section 8.

3. Closing.

(a) Subject to satisfaction of Seller’s representations and warranties in Section 4 and other conditions set forth in this Agreement, the closing of the purchase and sale of the Shares (the “Closing”) will be occur and be effective at 12:01 a.m. on November 8, 2011; and

(b) Subject to satisfaction of the conditions set forth in this Agreement, Purchaser will deliver the Purchase Price to Seller in exchange for Seller’s notification to the Company’s transfer agent for the delivery to Purchaser of the Shares in form and substance reasonably acceptable to Purchaser.

4. Representations and Warranties by Seller.

Seller represents and warrants to Purchaser that:

(a) Company is a corporation duly incorporated, and in good standing under the laws of the State of Nevada. Company is duly qualified to do business and in good standing as a foreign corporation in all jurisdictions where the nature of its business or the ownership of its properties requires such qualification. Company has all requisite corporate power and authority to own, lease and operate its properties, to carry on its businesses as they are now being conducted and to enter into and perform this Agreement. Company is in material compliance with applicable securities laws and the regulations of the SEC;

(b) The authorized capital stock of Company consists of 70,000,000 shares of common stock, $0.001 par value (“Common Stock”);

(c) The issued and outstanding capital stock of Company consists and as of the Closing will consist of eleven million (11,000,000) shares of Common Stock, all of which are duly authorized and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal, state and foreign securities laws;

(d) Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company;

(e) The Shares are, and as of the Closing Date will be, duly authorized and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal, state and foreign securities and other applicable laws. Upon the Closing, Purchaser will own approximately 59.54% of the issued and outstanding capital stock of the Company;

(f) Seller owns the Shares free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase and upon the consummation of the sale of the Shares as contemplated in this Agreement, Purchaser will have good title to the Shares, free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase;

(g) Seller has the full legal right, power and authority to enter into and to perform this Agreement, to consummate the transactions contemplated hereby, and to sell and transfer the Shares without the consent or approval of any other Person, and has taken, or will take prior to the Closing, all actions necessary for the authorization, execution, delivery and performance of this Agreement;

(h) This Agreement constitutes Seller’s valid and binding obligation, enforceable against Seller in accordance with its terms;

(i) There are no claims, actions, suits, arbitrations, criminal or civil investigations or proceedings pending or involving or, to the knowledge of Seller, threatened against Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other person or entity and to the knowledge of Seller, there is no valid basis for any claim, action, suit, arbitration, investigation or proceeding that could reasonably be expected to be materially adverse to the business, assets, operations, prospects or condition (financial or other) of Company before or by any person or entity;

(j) There are no outstanding, threatened, or unsatisfied judgments, orders, decrees or stipulations to which Company is a party that involve the transactions contemplated herein or that would have a material adverse effect on the business, assets, operations, prospects or condition (financial or other) of Company;

(k) There are no labor disputes, employee grievances or disciplinary actions pending or, to the knowledge of Seller, threatened against or involving Company or any present or former employee of the Company and Company has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours including, without limitation, equal opportunity, workplace safety, workers’ compensation and other similar laws;

(l) Seller has no reason to believe that the Company’s balance sheet, as appended hereto as Exhibit A, is inaccurate; and

(m) No information furnished by Company or Seller to Purchaser in connection with this Agreement (including, but not limited to, financial statements and information) is false or misleading in any material respect and neither Company nor Seller has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement not misleading.

5. Covenants.

The following covenants shall be kept by the respective parties named hereunder:

(a) Except for disclosures to applicable government or exchange authorities, or as otherwise necessary under the terms of this Agreement, the parties shall not announce the existence of this Agreement or the transactions contemplated herein without the prior written consent of the other party;

(b) Any previous payments made to Seller by Purchaser shall be held in escrow by Seller, to be returned within five (5) business days if the Closing does not occur by November 30, 2011; and

(c) The parties will work together and with the Company to make all necessary filings with the SEC.

6. Conditions of Closing.

Unless waived in writing by Purchaser, the obligation of Purchaser to purchase the Shares is subject to the satisfaction in all material respects, on or before the Closing, of the following conditions and of any other conditions otherwise enumerated in this Agreement:

(a) Seller’s representations and warranties in Section 4 above are accurate in all material respects;

(b) Seller shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or to be complied with by them under this Agreement;

(c) Purchaser shall have been registered with the SEC and made all appropriate filings necessary to own a majority shareholding interest in the Company;

(d) Neither the Company nor the SEC shall have delivered any notice or expressed any other objection to the purchase and sale of the Shares or any other matter contemplated by this Agreement;

(e) Purchaser shall have transferred the Purchase Price to Seller;

(f) Seller shall have notified the Company and its transfer agents of the sale and purchase of the Shares;

(g) Purchaser and Seller will have cooperated and collaborated in the preparation of a press release and public statement regarding this Agreement; and

(h) Seller shall (i) immediately notify Purchaser of any event, action, omission or other occurrence, whether intentional or unintentional, taken or omitted to be taken by any person the consequence of which is that, or with notice or lapse of time or both the consequence of which would be that, any of the representations or warranties of Seller contained in Section 4 is or was materially incorrect, incomplete, insufficient, improper or would otherwise require revisions based upon such event, action, omission or other occurrence; (ii) promptly notify Purchaser of any discovered after the date of this Agreement through the Closing of any event, action, omission, occurrence or situation which Seller has stated, in the representations and warranties contained in Section 4, it has no knowledge of as of the date of this Agreement.

7. Post-Closing Covenants.

Unless waived in writing, the parties are subject to the satisfaction of these post-Closing covenants:

(a) Purchaser shall pay Seller, as additional Purchase Price and in consideration for Seller’s transactional expenses, Fifty Million Japanese Yen (¥50,000,000) to the Seller if, six months following the Closing, the aggregate market value of the Seller’s remaining 1,651,007 shares of common stock (“Seller’s Remaining Shares”) does not equal Fifty Million Japanese Yen (¥50,000,000) on the Over the Counter Bulletin Board or any other market;

(b) Seller shall have the option to sell Seller’s Remaining Shares for Ninety Million Japanese Yen (¥90,000,000) to the Purchaser if, one year following the Closing, the aggregate market value of the Seller’s Remaining Shares does not equal Ninety Million Japanese Yen (¥90,000,000) on the Over the Counter Bulletin Board or any other market;

(c) If Seller materially breaches any portion of this Agreement within one year of the Closing, Purchaser shall have the option to rescind the purchase and sale of the Shares, with the Seller returning the Purchase Price to Purchaser in exchange for Purchaser returning the Shares to Seller. In addition, the Seller shall also pay all Purchaser’s reasonable costs incurred in connection with the purchase, sale and return of the Shares (including without limitation, attorneys’ fees); and

(d) The parties shall discuss and cooperate in determining reasonable terms for any terms or conditions necessary to the transactions described in this Agreement, but not otherwise contemplated by this Agreement; and

(e) The parties shall continually fulfill their respective obligations as described in Section 5(c).

8. Wiring Instructions.

Bank Name: Mitsubishi Tokyo UFJ Bank

Account Name: Million Win Investments (HK) Ltd.

Account Type: Regular

Account Number: 3063911

9. Expenses.

Seller and Purchaser shall pay his own expenses incurred in connection with this Agreement or any transactions contemplated by this Agreement.

10. Assignment.

Neither Party may assign this Agreement (by operation of law or otherwise) or any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party.

11. Further Assurances.

Each of the parties hereto shall execute, acknowledge and deliver any instruments or documents necessary to carry out the purposes of this Agreement.

12. Publicity.

Until the parties can prepare a mutually agreeable joint press release regarding this Agreement, neither party will make any further announcement with respect to the transactions contemplated hereby except as required by applicable law, without the prior written approval of the other party.

13. Governing Law; Jurisdiction.

This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of Japan, without reference to its choice of law rules. Seller will not commence or prosecute any suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages or other relief for breach or default under this Agreement or otherwise arising under or by reason of this Agreement other than in the applicable courts located in Tokyo, Japan.

14. Entire Agreement.

This Agreement embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersedes all prior written or oral communications or agreements with respect to such subject matter. The representations and warranties made by the parties shall survive the consummation of the transactions under this Agreement and shall not merge in the performance of any obligations hereunder. Any principle of construction or rule of law that provides that an agreement shall be construed against the drafter of the agreement in the event of any inconsistency or ambiguity in such agreement shall not apply to the terms and conditions of the Agreement.

15. Taxes.

The parties acknowledge and agree that each party shall bear its respective responsibilities with regard to taxes owed to any applicable authority.

16. Notices.

Any notice required by this Agreement shall be in writing and shall be delivered by Federal Express, United Parcel Service or other overnight courier, addressed as follows:

If to Purchaser:

Infinity Holdings, Inc.

c/o Takahiro Noda

Ebisu 422 Building, 2nd Floor

4-22-10 Ebisu

Shibuya-ku, Tokyo, Japan 150-0013

Fax No. (+81) 3-5148-1989

Email: maesako@cfive.jp

With a copy to:

Mr. Naoki Kawada, Esq.

Perkins Coie LLP

1888 Century Park E.

Suite 1700

Los Angeles, California 90067-1721

Fax No. (310) 788-3399

Email: NKawada@perkinscoie.com

If to Seller:

Million Win Investments (HK) Ltd.

c/o Mr. Aiki Kobayashi

FLAT/RM 602-3, 6/F Bonham, Strand East,

Shenghan, Hong Kong, P.R.C.

Fax No. (                )

Email: [                     ]

Notices shall be deemed delivered on the date one day following deposit with one of the recognized overnight couriers set forth above or on the date of delivery by facsimile as evidenced by the facsimile’s confirmation of receipt. Any of the parties may change its address for notices in this Agreement by providing its new address with a notice complying with the requirements of this Section.

17. Counterparts.

This Agreement may be executed in counterpart, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

SELLER:

MILLION WIN INVESTMENTS (HK) LTD.

By:	/s/ Aiki Kobayashi
Title:	Chief Executive Officer

PURCHASER:

INFINITY HOLDINGS

By:	/s/ Tetsuya Imamura
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED STOCK PURCHASE AGREEMENT]